                                                                    EXHIBIT 12.1

                                  MANPOWER INC.

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                  (in millions)


                                                          6 MONTHS ENDED
                                                           JUNE 30, 2002
                                                        --------------------

Earnings:
    Earnings before income taxes                              $  52.9
    Fixed charges                                                56.2
                                                              -------
                                                              $ 109.1
                                                              =======

Fixed charges:
    Interest (expensed or capitalized)                        $  20.4
    Estimated interest portion of rent expense                   35.8
                                                              -------
                                                              $  56.2
                                                              =======

Ratio of earnings to fixed charges                                1.9
                                                              =======




                                                                           YEARS ENDED DECEMBER 31,
                                                             ----------------------------------------------------
                                                                2001       2000      1999       1998       1997
                                                             ---------  ---------  ---------  --------   --------

Earnings:
    Earnings before income taxes                              $ 197.9    $ 265.2    $ 205.8    $ 113.8    $ 249.2
    Fixed charges                                               107.4       94.0       71.6       65.1       47.2
                                                              -------    -------    -------    -------    -------
                                                              $ 305.3    $ 359.2    $ 277.4    $ 178.9    $ 296.4
                                                              =======    =======    =======    =======    =======


Fixed charges:
    Interest (expensed or capitalized)                        $  39.1    $  35.0    $  17.3    $  19.2    $  11.1
    Estimated interest portion of rent expense                   68.3       59.0       54.3       45.9       36.1
                                                              -------    -------    -------    -------    -------
                                                              $ 107.4    $  94.0    $  71.6    $  65.1    $  47.2
                                                              =======    =======    =======    =======    =======

Ratio of earnings to fixed charges                                2.8        3.8        3.9        2.7        6.3
                                                              =======    =======    =======    =======    =======


NOTE: The calculation of Ratio of Earnings to Fixed Charges set forth above is in accordance with Regulation S-K, Item 601(12). Based on the seasonality of our business, the ratio calculated for the six months ended June 30, 2002 is not necessarily indicative of the ratio that will result for the year ended December 31, 2002. This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.